Exhibit 99.1

Clovis Oncology Announces 2021 Operating Results and Anticipated 2022 Development Milestones

•	Three top-line Phase 3 data read-outs for Rubraca expected in 2022, with potential to address larger ovarian and prostate cancer patient populations in earlier lines of therapy

•

Phase 1/2 LuMIERE study of targeted radiotherapy candidate FAP-2286 ongoing; initial Phase 1 data expected at nuclear medicine-focused meetings in 2022, as well as initiation of Phase 2 expansion cohorts in multiple tumor types

•	$148.8M in Rubraca® (rucaparib) global net product revenues for 2021, down 10% vs 2020; $36.0M in Rubraca global net product revenues for Q4 2021, down 5% vs Q3 2021 and 17% vs Q4 2020

•	Continued impact of COVID-19 on ovarian cancer diagnoses and treatments

•	Reduction in R&D of $71.1M or 28% and SG&A expense of $35.5M, or 22% for FY2021 as compared to FY2020

•	Reduction in net cash used in operating activities of $56.7M, or 22%, for FY2021 as compared to FY2020

•	$143.4M in cash and cash equivalents and $27.8M in available funding under the ATHENA financing at December 31, 2021

BOULDER, Colo., February 23, 2022 – Clovis Oncology, Inc. (NASDAQ:CLVS) reported financial results for the quarter ended December 31, 2021, and provided an update on the Company’s clinical development programs and regulatory and commercial outlook.

“We have been looking forward to 2022 for a long time, which we anticipate will be the most significant year for clinical data readouts in the Company’s history,” said Patrick J. Mahaffy, President and CEO of Clovis Oncology. “Despite the ongoing impact of COVID-19 on ovarian cancer diagnoses and treatments, and consequently on Rubraca revenues in 2021, our commitment to Phase 3 trials has potentially set the stage for significant label expansion, and therefore sales growth, in both the US and Europe. For Rubraca, we anticipate three Phase 3 readouts during the year: ATHENA-MONO as monotherapy in the first-line ovarian cancer maintenance treatment setting now anticipated during Q2 based on a slower than expected event count, TRITON3 in the second-line prostate cancer treatment setting for selected patients during Q2, and ATHENA-COMBO in combination with Opdivo in the first-line ovarian cancer maintenance treatment setting in the fourth quarter of 2022. In addition, for FAP-2286, we continue to enroll the Phase 1 portion of LuMIERE and believe we are maintaining our lead in the clinical development of an FAP-targeted radionuclide therapeutic candidate. We and our investigators are extremely enthusiastic about this program and look forward to both presenting data at nuclear medicine meetings during 2022 and initiating the Phase 2 portion of the LuMIERE study later this year.”

Fourth Quarter and Year-End 2021 Financial Results

Clovis reported global net product revenues for Rubraca of $36.0 million for Q4 2021, which included US product revenues of $27.6 million and ex-US product revenues of $8.4 million, respectively. This represents a sequential 5% decrease from Q3 2021 and a 17% decrease year-over-year, compared to Q4 2020 net product revenues of $43.3 million, which included US net product revenues of $36.4 million and ex-US net product revenues of $6.9 million. The decrease in revenues for the quarter and year was primarily due to fewer ovarian cancer diagnoses and fewer patients treated in the US related to the ongoing impact of COVID-19.

Rubraca global net product revenues for 2021 were $148.8 million, which included $115.7 million in the US and $33.1 million in ex-US product revenues, respectively. This represents a 10% percent decrease compared to 2020 net product revenues of $164.5 million, which included $146.3 million in the US and ex-US net product revenues of $18.2 million.

Research and development expenses totaled $41.8 million for Q4 2021 and $186.6 million for FY 2021, down 26% and 28%, respectively, compared to $56.7 million and $257.7 million for the comparable periods in 2020. Research and development expenses decreased for the quarter and year compared to the same periods in the prior year due primarily to lower spending on Rubraca clinical trials.

Selling, general and administrative expenses totaled $33.3 million for Q4 2021 and $128.4 million for FY 2021, down 18% and 22%, respectively, compared to $40.8 million and $163.9 million for the comparable periods in 2020. Selling, general and administrative expenses decreased during the quarter and year compared to the same periods in the prior year with savings due to the COVID-19 situation globally and overall cost reduction efforts.

Clovis reported a net loss for Q4 2021 of $64.4 million, or ($0.50) per share, and a net loss of $264.5 million, or ($2.29) per share, for FY 2021. Net loss for Q4 2020 was $99.0 million, or ($1.02) per share, and $369.2 million, or a net loss of ($4.38) per share, for FY 2020. Net loss for Q4 and FY 2021 included share-based compensation expense of $7.1 million and $25.5 million, compared to $12.0 million and $50.8 million for the comparable periods of 2020.

Clovis had $143.4 million in cash and cash equivalents as of December 31, 2021. During Q4 2021, the Company raised $3.0 million in net proceeds, and in Q1 2022 so far has raised $27.2 million in net proceeds through its previously established “at-the-market” equity offering program (the “ATM Program”). The Company currently has capacity to issue additional shares of common stock under this ATM program. Clovis remains focused on its liquidity position and is committed to raising additional capital in the near term in order to fund its operating plan for the next 12 months and beyond.

Clovis also paid off in full at maturity its 2.50% convertible senior notes due 2021. The Company’s next convertible debt maturity is August 1, 2024 and has a conversion price of $7.29 for a portion, and a conversion price of $6.24 for the remainder.

As of December 31, 2021, the Company had drawn $147.2 million under the Sixth Street Partners, LLC (SSP) ATHENA clinical trial financing and had up to $27.8 million available to draw under the agreement to fund the expenses of the ATHENA trial.

Net cash used in operating activities was $41.3 million for 4Q 2021, down from $56.1 million reported in 4Q 2020. Similarly, net cash used in operating activities for FY 2021 was $196.1 million, compared with $252.7 million for FY 2020. Cash burn in Q4 2021 was $31.6 million, down 23% from the Q4 2020 quarter cash burn of $40.9 million. Cash burn for the twelve months ended December 31, 2021 was $148.6 million, down 24% from the twelve months ended 2020 cash burn of $195.6 million.

Clovis Oncology Pipeline Highlights

Three Anticipated Rubraca Phase 3 Studies on Track for 2022 Readouts

Top-line data from the ATHENA Phase 3 study in first-line maintenance treatment ovarian cancer setting evaluating Rubraca monotherapy versus placebo (ATHENA-MONO) are expected in the second quarter of 2022 based on a slower than expected event count. Data from the combination arm of Rubraca plus Opdivo® (nivolumab) versus Rubraca monotherapy (ATHENA-COMBO) are expected in the fourth quarter of 2022.

Top-line data from the TRITON3 trial, which is expected to serve as the confirmatory study for Rubraca’s approval in metastatic castration-resistant prostate cancer (mCRPC) as well as a potential second-line label expansion, are expected in the second quarter of 2022. TRITON3 is a Phase 3 study evaluating Rubraca versus physician’s choice of chemotherapy or second-line androgen deprivation therapy in patients with mCRPC with BRCA and ATM mutations.

The three anticipated data readouts, ATHENA-MONO, ATHENA-COMBO and TRITON3, provide the potential to reach larger patient populations in earlier lines of therapy for ovarian and prostate cancers. Beyond the opportunity for monotherapy Rubraca in first-line ovarian cancer, the ATHENA-COMBO study represents the potential to introduce an anti-PD-1-containing regimen for the first time into a broad population of ovarian cancer patients.

The timing for each Phase 3 data readout is contingent upon the occurrence of the protocol-specified progression-free survival (PFS) events, and timing estimates are based on event-based projections.

LuMIERE Phase 1/2 Study of FAP-2286 Enrolling Patients with FAP-Positive Solid Tumors into Phase 1; Initial Phase 1 LuMIERE Data Expected in 2022

FAP-2286 is the first peptide-targeted radionuclide therapy (PTRT) and imaging agent targeting fibroblast activation protein (FAP) to enter clinical development and is the lead candidate in Clovis Oncology’s TRT development program. The Phase 1 portion of the LuMIERE study, for which enrollment in the second dose cohort is currently ongoing, is evaluating the safety of the FAP-targeting investigational therapeutic agent and will identify the recommended Phase 2 dose and schedule of lutetium-177 labeled FAP-2286 (177Lu-FAP-2286). FAP-2286 labeled with gallium-68 (68Ga-FAP-2286) is being used as an investigational imaging agent to identify patients with FAP-positive tumors appropriate for treatment in LuMIERE. The first presentations of Phase 1 data from LuMIERE are expected at nuclear medicine-focused meetings in 2022. Once the Phase 2 dose is determined, Phase 2 expansion cohorts are planned in multiple tumor types and are expected to initiate in 2022.

For more information about FAP-2286, targeted radionuclide therapy (TRT), or Clovis’ TRT development program, click here.

Conference Call Details

Clovis will hold a conference call this morning, February 23, at 8:30am ET, to discuss Q4 and Full Year 2021 results and provide an update on the Company’s clinical development programs and regulatory and commercial outlook. The conference call will be simultaneously webcast on the Clovis Oncology website at clovisoncology.com, and archived for future review. Dial-in numbers for the conference call are as follows: US participants (888) 440-4615, International participants (646) 960-0682, conference ID: 2259685.

About Rubraca (rucaparib)

Rubraca is an oral, small molecule inhibitor of PARP1, PARP2 and PARP3 being developed in multiple tumor types, including ovarian and prostate cancers, as monotherapy and in combination with other anti-cancer agents. Exploratory studies in other tumor types are also underway. Clovis holds worldwide rights for Rubraca.

In the United States, Rubraca is approved for the maintenance treatment of adult patients with recurrent epithelial, ovarian, fallopian tube, or primary peritoneal cancer who are in a complete or partial response to platinum-based chemotherapy. Rubraca is also approved in the United States for the treatment of adult patients with deleterious BRCA mutation (germline and/or somatic) associated epithelial ovarian, fallopian tube, or primary peritoneal cancer who have been treated with two or more chemotherapies and selected for therapy based on an FDA-approved companion diagnostic for Rubraca. Additionally, Rubraca is approved in the US for the treatment of adult patients with a deleterious BRCA mutation (germline and/or somatic)-associated metastatic castration-resistant prostate cancer (mCRPC) who have been treated with androgen receptor-directed therapy and a taxane-based chemotherapy. Select patients for therapy based on an FDA-approved companion diagnostic for Rubraca. This indication is approved under accelerated approval based on objective response rate and duration of response. Continued approval for this indication may be contingent upon verification and description of clinical benefit in confirmatory trials. The TRITON3 clinical trial is expected to serve as the confirmatory study for the Rubraca accelerated approval in mCRPC.

In Europe, Rubraca is approved for the maintenance treatment of adults with platinum-sensitive relapsed, high-grade epithelial, ovarian, fallopian tube, or primary peritoneal cancer who are in response (complete or partial) to platinum-based chemotherapy. Rubraca is also approved in Europe for the treatment of adult patients with platinum sensitive, relapsed or progressive, BRCA mutated (germline and/or somatic), high-grade epithelial ovarian, fallopian tube, or primary peritoneal cancer, who have been treated with two or more prior lines of platinum-based chemotherapy, and who are unable to tolerate further platinum-based chemotherapy.

Rubraca is an unlicensed medical product outside the US and Europe.

About FAP-2286

FAP-2286 is a clinical candidate under investigation as a peptide-targeted radionuclide therapy (PTRT) and imaging agent targeting fibroblast activation protein (FAP). FAP-2286 consists of two functional elements; a targeting peptide that binds to FAP and a site that can be used to attach radioactive isotopes for imaging and therapeutic use. High FAP expression has been shown in pancreatic ductal adenocarcinoma, salivary gland, mesothelioma, colon, bladder, sarcoma, squamous non-small cell lung, squamous head and neck cancers, and cancers of unknown primary. High FAP expression was detected in both primary and metastatic tumor samples and was independent of tumor stage or grade. Clovis holds US and global rights for FAP-2286 excluding Europe, Russia, Turkey, and Israel.

FAP-2286 is an unlicensed medical product.

About Targeted Radionuclide Therapy

Targeted radionuclide therapy is an emerging class of cancer therapeutics, which seeks to deliver radiation directly to the tumor while minimizing delivery of radiation to normal tissue. Targeted radionuclides are created by linking radioactive isotopes, also known as radionuclides, to targeting molecules (e.g., peptides, antibodies, small molecules) that can bind specifically to tumor cells or other cells in the tumor environment. Based on the radioactive isotope selected, the resulting agent can be used to image and/or treat certain types of cancer. Agents that can be adapted for both therapeutic and imaging use are known as “theranostics”. Clovis is developing a pipeline of novel, targeted radiotherapies for cancer treatment and imaging, including its lead candidate, FAP-2286, an investigational peptide-targeted radionuclide therapeutic (PTRT) and imaging agent, as well as three additional discovery-stage compounds.

About Clovis Oncology

Clovis Oncology, Inc. is a biopharmaceutical company focused on acquiring, developing, and commercializing innovative anti-cancer agents in the US, Europe, and additional international markets. Clovis Oncology targets development programs at specific subsets of cancer populations, and simultaneously develops, with partners, for those indications that require them, diagnostic tools intended to direct a compound in development to the population that is most likely to benefit from its use. Clovis Oncology is headquartered in Boulder, Colorado, with additional office locations in the US and Europe. Please visit www.clovisoncology.com for more information.

To the extent that statements contained in this press release are not descriptions of historical facts regarding Clovis Oncology, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Examples of forward-looking statements contained in this press release include, among others, statements regarding our future financial and operating performance, our need to raise additional capital to fund our operating plan and to continue as a going concern, our business plans or prospects, our expectations regarding the impact of COVID-19 on our business operations and results, including future revenues, supply and distribution of our clinical trial supplies and commercial product supplies, our expectations regarding our ability to maintain the enrollment and conduct of our clinical trials and other development activities, expectations concerning future regulatory activities, expectations for submission of regulatory filings, our plans to present final or interim data on ongoing clinical trials, our plans to submit additional data to, or meet with, the FDA with respect to the status of or plans for ongoing or planned trials, the timing and pace of commencement of enrollment in and conduct of our clinical trials and the cost of certain trials, including those being considered, planned or conducted in collaboration with partners, our plans for commencement of additional planned trials, the potential results of such clinical trials and the potential for marketing authorizations for new indications, changes in drug supply timing and costs and other expenses and statements regarding our expectations of the supply of free drug distributed to eligible patients and our expectations regarding the funding that may be available to us under the agreement with Sixth Street Partners, LLC. Such forward-looking statements involve substantial risks and uncertainties that could cause our future results, performance, or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, factors that impact our ability to raise capital, which are outside of our control, including whether additional funding will be available on acceptable terms, or at all, unpredictable market conditions and volatility in our stock price, our ability to generate positive data from our clinical studies, and the need for our stockholders to approve an amendment to our certificate of incorporation to increase the number of shares of common stock that we are authorized to issue; the impacts of the COVID-19 pandemic and disruption related to efforts to mitigate its spread on our business, results of operations or financial condition, including impacts on the vendors or distribution channels in our supply chain, impacts on our contract manufacturers’ ability to continue to manufacture our products, impacts on our ability to continue our development activities, impacts on the conduct of our clinical trials, including with respect to enrollment rates, availability of investigators and clinical trial sites or monitoring of data and impact on the ability and timing of our field personnel to conduct their activities with health care providers, the timing and extent of recovery from the impact of COVID-19, the uncertainties inherent in the effect our future revenues or expenses may have on our cash position, the market potential of our approved drug, including the performance of our sales and marketing efforts and the success of competing drugs and therapeutic approaches, changes in gross-to-net or free drug provided through our patient assistance program, the availability of reimbursement and insurance coverage, the performance of our third-party manufacturers, whether our clinical development programs for our drug candidates and those of our partners can be completed on time or at all, whether future study results will be consistent with study findings to date and whether future study results will support continued development or regulatory approval, the corresponding development pathways of our companion diagnostics, the timing of availability of data from our clinical trials and the results, the initiation, enrollment, timing and results of our planned clinical trials, the risk that final results of ongoing trials may differ from initial or interim results as a result of factors such as final results from a larger patient population may be different from initial or interim results from a smaller patient population, actions by the FDA, the EMA or other regulatory authorities regarding data required to support drug applications and whether to accept or approve drug applications that may be filed, their interpretations of our data and agreement with our regulatory approval strategies or components of our filings, including our clinical trial designs, conduct and methodologies, as well as their decisions regarding drug labeling, reimbursement and pricing, and other matters that could affect the development, approval, availability or commercial potential of our drug candidates or companion diagnostics. Clovis Oncology does not undertake to update or revise any forward-looking statements. A further description of risks and uncertainties can be found in Clovis Oncology’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K and its reports on Form 10-Q and Form 8-K.

CLOVIS ONCOLOGY, INC

CONSOLIDATED FINANCIAL RESULTS

(Unaudited, in thousands, except per share amounts)

Clovis remains focused on its liquidity position and recognizes that it will need to raise additional capital in the near term to fund its operating plan for the next 12 months and to continue as a going concern. The accompanying condensed consolidated financial results have been prepared on a basis which assumes that Clovis will continue as a going concern. A more detailed discussion of Clovis’ liquidity position and management’s plans and risk related thereto will be set forth Clovis’ Annual Report on Form 10-K that Clovis anticipates will be filed with the SEC later today. The Company expects to include a disclosure within its Annual Report on Form 10-K in respect of certain conditions concerning the Company’s overall liquidity position that raise substantial doubt about its ability to continue as a going concern.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
Revenues:
Product revenue	$35,968	$43,299	$148,757	$164,522

Operating expenses:
Cost of sales - product	8,387	9,474	33,455	36,128
Cost of sales - intangible asset amortization	1,342	1,342	5,371	5,177
Research and development	41,816	56,706	186,602	257,707
Selling, general and administrative	33,345	40,758	128,400	163,894
Acquired in-process research and development	—	—	5,476	—
Other operating expenses	3,788	—	15,220	3,804

Total expenses	88,678	108,280	374,524	466,710

Operating loss	(52,710)	(64,981)	(225,767)	(302,188)

Other income (expense):
Interest expense	(8,510)	(7,349)	(34,103)	(30,508)
Foreign currency (loss) gain	(1,177)	30	(3,177)	(72)
Loss on convertible senior notes conversion	—	(27,284)	—	(35,075)
Loss on extinguishment of debt	—	—	—	(3,277)
Legal settlement loss	(2,325)	—	(2,325)	—
Other income	53	202	444	1,361

Other income (expense), net	(11,959)	(34,401)	(39,161)	(67,571)

Loss before income taxes	(64,669)	(99,382)	(264,928)	(369,759)
Income tax (expense) benefit	280	425	404	547

Net loss	$(64,389)	$(98,957)	$(264,524)	$(369,212)

Basic and diluted net loss per common share	$(0.50)	$(1.02)	$(2.29)	$(4.38)

Basic and diluted weighted-average common shares	128,471	96,681	115,528	84,307

CONSOLIDATED BALANCE SHEET DATA

(Unaudited, in thousands)

	December 31, 2021	December 31, 2020
Cash and cash equivalents	$143,428	$240,229
Working capital	72,873	125,901
Total assets	472,833	605,554
Convertible senior notes	436,772	499,044
Common stock and additional paid-in capital	2,641,841	2,498,283
Total stockholders’ deficit	(278,840)	(158,748)

Other Data

(Unaudited, in thousands)

	Twelve Months Ended December 31,
	2021	2020
Net cash used in operating activities	(196,057)	(252,728)
Share Based Compensation Expense	25,453	50,794

RECONCILIATION OF NET CASH USED IN OPERATING ACTIVITIES TO CASH BURN

(Unaudited, in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
Net cash used in operating activities	$(41,343)	$(56,053)	$(196,057)	$(252,728)
Adjustments:

Acquired in-process research and development - milestone payment	—	—	—	(8,000)
Proceeds from borrowings under financing agreement	9,733	15,156	47,462	65,119

Cash burn	$(31,610)	$(40,897)	$(148,595)	$(195,609)

Net cash (used in) provided by investing activities	$(69)	$(260)	$(312)	$126,328

Net cash provided by financing activities	$13,167	$71,836	$100,157	$203,644

To supplement our financial statements prepared in accordance with U. S. GAAP, we monitor and consider cash burn, which is a non-U.S. GAAP financial measure. This non-U.S. GAAP financial measure is not based on any standardized methodology prescribed by U.S. GAAP and is not necessarily comparable to similarly-titled measures presented by other companies. We define cash burn as net cash used in operating activities less proceeds from borrowings under financing agreement with Sixth Street specifically related to our Phase 3 ATHENA trial. We believe cash burn to be a liquidity measure that provides useful information to management and investors about the amount of cash consumed by the operations of the business including proceeds from borrowings under the Sixth Street financing agreement, which specifically offsets the costs of our ATHENA trial. A limitation of using this non-U.S. GAAP measure is that cash burn does not represent the total change in cash and cash equivalents for the period because it excludes all other cash provided by or used for other investing and financing activities. We account for this limitation by providing information about our investing and financing activities in the statements of cash flows in our financial statements and by presenting cash flows from investing and financing activities in our reconciliation of cash burn. In addition, it is important to note that other companies, including companies in our industry, may not use cash burn, may calculate cash burn in a different manner than we do or may use other financial measures to evaluate their performance, all of which could reduce the usefulness of cash burn as a comparative measure. Because of these limitations, cash burn should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with U.S. GAAP.

Contacts:

Breanna Burkart	Anna Sussman
(303) 625-5023	(303) 625-5022
bburkart@clovisoncology.com	asussman@clovisoncology.com

###